Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DOUBLEVERIFY HOLDINGS, INC.

DOUBLEVERIFY HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is DoubleVerify Holdings, Inc. (the “Corporation”).

2. The Corporation was incorporated under the name Pixel Group Holdings Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 16, 2017. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State on each of September 19, 2017, November 7, 2017 and December 6, 2019.  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on November 17, 2020. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation, effecting a 1-for-3 reverse stock split, was filed with the Secretary of State on March 29, 2021.

3. The Corporation’s Amended and Restated Certificate of Incorporation is hereby further amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference.

4. This amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of the requisite number of stockholders of the Corporation in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Amended and Restated Certificate of Incorporation on the 23rd day of April, 2021.

By:	/s/ Andy Grimmig
	Name:	Andy Grimmig
	Title:	Chief Legal Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation of DoubleVerify Holdings, Inc.]

Exhibit A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DOUBLEVERIFY HOLDINGS, INC.

First. Name. The name of the Corporation is DoubleVerify Holdings, Inc. (the “Corporation”).

Second. Registered Office. The Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

Third. Purpose. The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000, consisting of: (x) 1,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (y) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to a Preferred Stock Certificate of Designation (as defined below).

1.              Provisions Relating to the Common Stock.

(a)               Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or by the DGCL or other applicable law, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b)               Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the board of directors of the Corporation (the “Board of Directors”) at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)               In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

2.              Provisions Relating to the Preferred Stock.

(a)               The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized, by resolution or resolutions, to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative participating, optional or other special rights thereof, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.

(b)               The Common Stock shall be subject to the express terms of any outstanding series of Preferred Stock.

(c)               Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation or to a Preferred Stock Certificate of Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

3.              Voting in Election of Directors. Except as may be required by the DGCL or as provided in this Second Amended and Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

Fifth. Management of Corporation. The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.              Except as may otherwise be provided by law, this Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation (as the same may be further amended or restated from time to time, the “Bylaws”), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.              Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholder’s Agreement, between the Corporation and Providence VII U.S. Holdings L.P. (the “PEP Investor”), dated as of April 20, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholder’s Agreement”), the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors, but in no event may the number of directors of the Corporation be less than one.

3.              The directors of the Corporation, subject to any rights granted to holders of shares of any series of Preferred Stock then outstanding, shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate of Incorporation (the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. Directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders, subject to any rights granted to holders of shares of any series of Preferred Stock then outstanding to elect directors and the rights granted pursuant to the Stockholder’s Agreement. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

4.              Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholder’s Agreement, (a) following the Effective Date and until the first date (the “Trigger Date”) on which the PEP Investor ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the outstanding shares of Common Stock, a director may be removed at any time, either with or without cause, upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in an election of directors and (b) from and after the Trigger Date, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least two-thirds (66⅔%) in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in an election of directors.

5.              Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholder’s Agreement, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

6.              No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Section 6 of Article FIFTH shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

7.              To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors and officers of the Corporation, provided that, except as otherwise provided in the Bylaws, the Corporation shall not be obligated to indemnify or advance expenses to a director or officer of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this Section 7 of Article FIFTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the Bylaws, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

8.               Unless and except to the extent the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Sixth. Stockholder Action by Written Consent. Until the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, including by electronic transmission, setting forth the action so taken, are: (a) signed by the holders of the outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (b) delivered within 60 days of the first date on which a written consent is so delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Certificate of Designation relating to such series of Preferred Stock.

Seventh. Special Meetings. Except as otherwise required by law and subject to any rights granted to holders of shares of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairperson of the Board of Directors, or if there is no Chairperson then the Chief Executive Officer of the Corporation, or pursuant to a resolution of the Board of Directors adopted by at least a majority of the directors then in office, provided that, until the Trigger Date, a special meeting of the stockholders may also be called by the Secretary of the Corporation at the request of the holders of record of at least a majority in voting power of the outstanding shares of capital stock of the Corporation. From and after the Trigger Date, the stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

Eighth. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Corporation and the PEP Investor, the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) (each a “Business Opportunity”) that are from time to time presented to the PEP Investor or any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than the Corporation and its subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by law, neither the PEP Investor nor any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries shall, to the fullest extent provided by law, be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer of the Corporation or otherwise, by reason of the fact that such person pursues, acquires or participates in such Business Opportunity, directs such Business Opportunity to another person or fails to present such Business Opportunity, or information regarding such Business Opportunity, to the Corporation or its subsidiaries, unless, in the case of any such person who is a director or officer of the Corporation, such Business Opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article EIGHTH in respect of any Business Opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any paragraph of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of any paragraph of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article EIGHTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the Bylaws, applicable law, any agreement or otherwise.

Ninth . Section 203 of the DGCL. The Corporation elects not to be governed by Section 203 of the DGCL (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date on which the PEP Investor ceases to beneficially own (directly or indirectly) at least fifteen percent (15%) of the then-outstanding shares of Common Stock. From and after such date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

Tenth. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Sections 6 or 7 of Article FIFTH shall not adversely affect any right or protection existing under this Second Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Articles ELEVENTH, TWELFTH and THIRTEENTH may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Second Amended and Restated Certificate of Incorporation or otherwise required by law, (a) until the Trigger Date, such amendment, alteration or repeal is approved by the affirmative vote of a majority of the Board of Directors or by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote at any annual or special meeting of stockholders, and (b) from and after the Trigger Date, an amendment, alteration or repeal of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Articles ELEVENTH, TWELFTH and THIRTEENTH is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least two-thirds (66⅔%) in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote at any annual or special meeting of stockholders.

Eleventh. Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws, without the assent or vote of stockholders of the Corporation. Any amendment, alteration or repeal of the Bylaws by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the Bylaws, provided that any such action will require (a) until the Trigger Date, the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at any annual or special meeting of stockholders and (b) from and after the Trigger Date, the affirmative vote of the holders of at least two-thirds (66⅔%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at any annual or special meeting of stockholders. In addition, so long as the Stockholder’s Agreement remains in effect, the Board of Directors shall not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new bylaw, that would be contrary to or inconsistent with the then-applicable terms, if any, of the Stockholder’s Agreement, or this sentence.

Twelfth. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding asserting a claim arising out of or pursuant to any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Second Amended and Restated Certificate of Incorporation or the Bylaws) or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, in each case, subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, provided that, the foregoing shall not apply to any action or proceeding brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any successor thereto, or any other action or proceeding asserting a claim for which the federal courts have exclusive jurisdiction, provided further that, if and only if the Court of Chancery dismisses any such action or proceeding for lack of subject matter jurisdiction, such action or proceeding may be brought in another state or federal court sitting in the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder. Any person or entity owning, holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

Thirteenth. Stockholder’s Agreement. For so long as the Stockholder’s Agreement (as defined under Article FIFTH of this Second Amended and Restated Certificate of Incorporation) is in effect, the provisions of the Stockholder’s Agreement shall be incorporated by reference into and govern the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholder’s Agreement.

Fourteenth. Severability. Subject to Article EIGHTH, to the fullest extent permitted by applicable law, if any provision of this Second Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Second Amended and Restated Certificate of Incorporation, and the court shall replace such illegal, void or unenforceable provision of this Second Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. To the fullest extent permitted by applicable law, the balance of this Second Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

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